Exhibit 19.1

EXHIBIT A

HOULIHAN LOKEY, INC.
POLICY REGARDING THE TRADING OF COMPANY SECURITIES

This Policy Regarding the Trading of Company Securities (this “Policy”) of Houlihan Lokey, Inc. (the “Company”) consists of seven sections:
•Section I provides an overview;
•Section II sets forth the policies of the Company prohibiting insider trading of Company securities;
•Section III explains insider trading;
•Section IV consists of procedures that have been put in place by the Company to prevent insider trading of Company securities;
•Section V sets forth additional transactions that are prohibited by this Policy;
•Section VI explains Rule 10b5-1 trading plans; and
•Section VII refers to the execution and return of a certificate of compliance.
This policy applies only to trading in securities issued by the Company. For the Company’s policies regarding trading of third-party securities, employees should refer to their regional Code of Ethics

I.    SUMMARY

Preventing illegal insider trading of Company securities is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company. This type of insider trading occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause and referral to the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission (“SEC”).

This Policy applies to all officers, directors and employees of the Company whether or not they have signed the certificate of compliance attached hereto as Attachment A. Individuals subject to this Policy are responsible for ensuring that their immediate family members and certain other members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties and may extend beyond the period during which an individual is employed by or providing services to the Company. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Compliance Officer.

Exhibit 19.1

II.        STATEMENT OF POLICIES PROHIBITING INSIDER TRADING OF COMPANY SECURITIES

No officer, director or employee shall purchase or sell any type of security of the Company while in possession of material, non-public information relating to the Company.

Additionally, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the last calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.
These prohibitions do not apply to:
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•bona fide gifts of the Company’s securities; or
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.
No officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.    EXPLANATION OF INSIDER TRADING

•“Insider trading” refers to the purchase or sale of a security of the Company while in possession of “material,” “non-public” information relating to the Company. It is generally understood that insider trading includes the following:
•trading by insiders while in possession of material, non-public information;
•trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

Exhibit 19.1

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
A.    What Facts are Material?
Information is material when a reasonable investor would consider it important in making an investment decision. The information could be positive or negative. Generally, information is deemed material if the disclosure of the information could reasonably be expected to have an effect on the price of the Company’s securities.
Examples of material information include (but are not limited to) information about:
•dividend changes;
•earnings results;
•projections;
•changes in previously released earnings estimates;
•significant merger, spin-off, joint venture, or acquisition proposals, negotiations or agreements;
•stock buy-back proposals or proposed securities offerings;
•tender offers;
•rights offerings;
•new product releases or schedule changes;
•significant accounting write-offs or charges;
•credit rating changes;
•changes in capital structure (e.g., stock splits);
•accounting changes;
•major technological failures;
•major capital investment plans;
•major contract awards or cancellations;
•governmental investigations;
•major litigation or disposition of litigation;
•liquidity problems;
•extraordinary management developments or changes; and
•any other significant information that would have an impact on the Company’s business or prospects.
Moreover, material information does not have to be related to the Company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a Company security can be material.

Exhibit 19.1

A good general rule of thumb: When in doubt, do not trade.
B.    What is Non-Public?
Information is deemed “non-public” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC, a Regulation FD-compliant conference call, a press release issued through a national wire service, such as Business Wire, newspapers, or through broad electronic or print media.
Unless information is known to be public, officers, directors and employees should assume that information obtained in the course of their employment or relationship with the Company is confidential and not public. Similarly, the circulation of rumors, even if they are accurate, widespread, or reported in the media, does not constitute public disclosure that will release a officer, director or employee from his or her obligation to safeguard the information. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.
C.    Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.
Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.
D.    Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated. A tipper does not have to profit from a tippee’s transaction to face insider trading liability.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Exhibit 19.1

E.    Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization (FINRA) sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of
•$1,425,000 or three times the amount of profit gained or loss avoided by the violator;
•criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including termination for cause and referral to FINRA and the SEC. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.
F.    Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.
G.    Examples of Insider Trading
Examples of insider trading cases include:
•actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
•friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
•government employees who learned of such information in the course of their employment; and
•other persons who misappropriated, and took advantage of, confidential information from their employers.

Exhibit 19.1

H.    Prohibition of Records Falsification and False Statements
Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.
IV.    STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.
A.    Pre-Clearance of All Trades by All Officers, Directors and Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and employees (each, a “Pre-Clearance Person”) must be pre-cleared. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules or other Company policies including the 30-day Hold Rule.
The initial request for pre-clearance must be submitted through the StarCompliance system, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or options to be involved. In addition, the Pre-Clearance Person must execute a certification (a form provided by the General Counsel, or the General Counsel’s designee, after submission of a trade request through StarCompliance) that he, she or it is not aware of material, non-public information about the Company.
The General Counsel, or the General Counsel’s designee, shall have sole discretion to decide whether to clear any contemplated transaction (The Chief Compliance Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel). All trades that are pre-cleared must be executed within 10 business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel or the General Counsel’s designee (or the Chief Compliance Officer, in the case of the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been executed during the 10 business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is executed, the transaction may not be completed.
B.    Black-Out Periods
Additionally, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the last calendar day of any fiscal quarter of the Company and ending upon the completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II.

Exhibit 19.1

Exceptions to the black-out period policy may be approved only by the Company’s General Counsel or the General Counsel’s designee (or, in the case of an exception for the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel, the Chief Compliance Officer or, in the case of exceptions for directors or persons or entities subject to this Policy as a result of their relationship with a director, the Board of Directors).
From time to time, the Company, through the Board of Directors, the Company’s disclosure committee, the General Counsel or the Chief Compliance Officer, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
C.    Post-Termination Transactions
With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to or employment by the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material. Conducting such a transaction violates securities laws and may result in enforcement actions brought against the individual, or any entity controlled by such individual.
V.    ADDITIONAL PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:
A.    Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.    Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

Exhibit 19.1

C.    Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, all hedging transactions involving the Company’s equity securities are prohibited by this Policy.
D.    Purchases of the Company’s Securities on Margin
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy.
E.    Pledging the Company’s Securities to Secure Margin or Other Loans
Pledging the Company’s securities as collateral to secure loans is prohibited, except in connection with Qualifying Loans. This prohibition means, among other things that, except as otherwise permitted hereunder, Company securities cannot be held in a “margin account” (which allows borrowing against one’s holdings to buy other securities). As used in this Section V.E., “Qualifying Loan” means a loan to an employee of the Company at the time such loan is made, which is (i) pursuant to a loan program approved by the Company’s board of directors and (ii) secured by a pledge of no more than fifteen thousand (15,000) vested shares of the Company’s common stock that are not subject to restrictions on transfer under and Lock-Up Agreement between such individual and the Company; provided that no more than one million (1,000,000) shares of the Company’s common stock may be pledged in the aggregate by all eligible employees as security for all Qualifying Loans.
F.    Director and Executive Officer Cashless Exercises
The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a “T+3” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy. Under a T+3 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Chief Compliance Officer.
G.    Partnership Distributions
Nothing in this Policy is intended to limit the ability of a private equity firm or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

Exhibit 19.1

VI.    RULE 10B5-1 TRADING PLANS, SECTION 16 AND RULE 144
A.    Rule 10b5-1 Trading Plans
1.    Overview
Rule 10b5-1 offers a safe harbor to protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Chief Compliance Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.
Trading Plans do not exempt individuals from complying with Section 16 reporting requirements or being subject to short-swing profit rules or liability.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting may be oral or in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with brokers that outline a pre- set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period of 30 days between the establishment of a Trading Plan and commencement of any transactions under such plan. An individual may adopt more than one Trading Plan. Please review the following description of how a Trading Plan works.

Exhibit 19.1

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must either:
•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
2.    Revocation of and Amendments to Trading Plans
Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan.
A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made.
Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
3.    Discretionary Plans
Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.
The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

Exhibit 19.1

4.    Reporting (if Required)
If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires [date].” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.
5.    Options
Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.
6.    Trades Outside of a Trading Plan
During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
7.    Public Announcements
The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.
8.    Prohibited Transactions
The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
9.    Limitation on Liability
None of the Company, the Chief Compliance Officer, the General Counsel, the Authorizing Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre-clearance submitted pursuant to Section IV of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the Chief Compliance Officer, the General Counsel, the Authorizing Officer, the Company’s other officers or employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.
VII. EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
After reading this Policy, all officers, directors and employees should execute and return to the Company’s Chief Compliance Officer the Certification of Compliance form attached hereto as “Attachment A.”

Exhibit 19.1

ATTACHMENT A

CERTIFICATION OF COMPLIANCE
This Certification must be returned to the Compliance Department within 30 days of hire date

TO: Chief Compliance Officer
FROM: [Name]
RE: POLICY REGARDING THE TRADING OF COMPANY SECURITIES

I certify with my signature below that I have received, reviewed and understand the above-referenced Policy Regarding the Trading of Company Securities and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) Houlihan Lokey, Inc., to comply fully with the policies and procedures contained therein.

SIGNATURE	DATE

PRINT NAME

TITLE